Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis and News America Agree to Settle All Outstanding Lawsuits

News America Agrees to Pay $500 Million; Signs 10-Year Shared Mail Distribution Agreement with

Valassis Direct Mail

Livonia, Mich., Jan. 30, 2010: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today that it has reached an agreement to settle its outstanding lawsuits against News America Marketing (NAM), a division of News Corporation. The settlement discussions were overseen by the Honorable Judge Arthur Tarnow of the United States District Court, Eastern District of Michigan. Under the terms of the settlement, NAM will pay Valassis $500 million and will also enter into a 10-year shared mail distribution agreement with Valassis Direct Mail, a Valassis subsidiary. In addition, the judge will issue a permanent injunction related to certain business practices at issue in the lawsuits.

“I am pleased that we were able to reach a mutually agreeable settlement and avoid protracted future litigation,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.

The settlement includes the dismissal with prejudice of Valassis’ lawsuits pending against NAM in the United States District Court, Eastern District of Michigan, and the Supreme Court of the State of California for the County of Los Angeles. The settlement agreement also provides that the judgment in the Wayne County Circuit Court case from July 2009 will be satisfied and all related appeals will be dismissed. For more information regarding these lawsuits, see Valassis’ most recently filed Form 10-Q. Finally, the settlement dismisses with prejudice NAM’s defamation suit against Valassis in The Supreme Court of the State of New York.

The trial team was led by Greg Curtner of Miller, Canfield, Paddock and Stone, PLC and David Mendelson of the Law Offices of David Mendelson and included Michael Palizzi, Kimberly Scott and Robert Wierenga, also of Miller Canfield, Anthony Rusciano of Plunkett Cooney PC, and Henry Baskin of The Baskin Law Firm.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; court approval of the settlement agreement among the parties to the pending ADVO securities class action lawsuit; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit ratings may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Investors	Media
	Mary Broaddus	Annie Perkins
	Director, Investor Relations and Corporate Communications	PAN Communications
	734-591-7375	978-886-4318
	broaddusm@valassis.com	aperkins@pancomm.com